Exhibit 23.01

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-17833, No. 333-72319, No. 333-30814, No. 333-56092, No. 333-71218, No. 333-88716) and on Form S-3 (No. 333-35415, No. 333-82397, No. 333-87091, No. 333-50222, No. 333-63576, No. 333-110790, No. 333-108133) of Guilford Pharmaceuticals Inc. of our report dated January 8, 2004, with respect to the statements of revenue and direct expenses of the AGGRASTAT® Product Line of Merck & Co., Inc. for each of the years ended December 31, 2000, 2001 and 2002 which were filed as an exhibit to the current report on Form 8-K/A of Guilford Pharmaceuticals Inc. dated January 12, 2004.

Eisner LLP

New York, New York
February 26, 2004